Exhibit 99.1




For immediate release                                Renaissance Cosmetics, Inc.
                                                     955 Massachusetts Avenue
                                                     Cambridge, MA  02139
                                                     Tel: (617) 497-5584


                                  PRESS RELEASE


               CAMBRIDGE, MA - November 26, 1996 - Renaissance Cosmetics, Inc. announced today that it has received commitments to provide a $117.5 million senior secured debt financing, with a one year term (subject to extension under certain circumstances) and an increasing interest rate initially at 11.5% per annum, the proceeds of which are to be used by Renaissance to refinance its existing bank credit facility and to complete two previously announced acquisitions and for general corporate purposes. The consummation of the financing is subject to the execution and delivery of definitive documentation and the satisfaction of other customary closing conditions and is expected to occur on or before December 21, 1996. The transaction was structured by CIBC Wood Gundy Securities Corp.

               In addition, the Company announced today that it currently intends to make an offer to purchase all of its $65 million aggregate principal amount of outstanding 13-3/4% Senior Notes due 2001 at a redemption price of $1,165 per $1,000 principal amount thereof, the obtaining of requisite financing and other conditions to be specified in the offer. Such offer is expected to be completed during the first quarter of 1997. The Company has obtained the agreement, subject to certain conditions (including the offer having been completed by February 14, 1997), of holders of a majority in principal amount of the Senior Notes to tender their Senior Notes in the offer and to consent to certain proposed amendments to the Indenture governing the Senior Notes.

               Renaissance manufactures, markets and distributes fragrances, cosmetics and related products which it sells through the domestic and international mass-market or self-select distribution channels. Renaissance brands are sold to over 1,000 retailers with approximately 25,000 locations throughout the United States, and are sold in over 42 countries worldwide. The Renaissance family of fragrance brands presently includes several classic brands such as "Chantilly," "Tabu" and "Canoe" and the acquisitions mentioned above will add several more classic brands, including "NaVy," NaVy for Men," "English Leather" and "British Sterling." Through its Cosmar subsidiary, Renaissance is the largest manufacturer and marketer of artificial fingernails and related nail care products in the United States, and its brands include "LaJoie" and "Pro10."







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               This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall it constitute an offer to buy or the solicitation of an offer to sell any securities. The financing will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.